Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NY 10036

January 8, 2015

Potomac Holding LLC

2200 Pennsylvania Avenue, NW

Suite 800W

Washington, D.C. 20037

Re:	Registration Statement on Form S-4 and Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Danaher Corporation, a Delaware corporation (“Danaher”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 and Form S-1 (the “Registration Statement”) by Potomac Holding LLC, a Delaware limited liability company and a wholly-owned subsidiary of Danaher (the “Company”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offering by Danaher of all of the common units representing limited liability company interests of the Company (the “Newco Common Units”) to be distributed (the “Distribution”) to stockholders of Danaher in an exchange offer (the “Exchange Offer”) and, to the extent the Exchange Offer is undersubscribed, a spin-off distribution, in each case, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of October 12, 2014, by and among Danaher, the Company, NetScout Systems, Inc., RS Merger Sub I, Inc. and RS Merger Sub II, LLC (as may be amended from time to time, the “Merger Agreement”) and described in the Registration Statement (collectively, the “Distribution Common Units”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(i) the Registration Statement in the form filed with the Commission under the Act on the date hereof;

(ii) the Certificate of Formation of the Company, dated September 29, 2014, as certified by the Secretary of State of the State of Delaware and certified by James A. Lico, the President of the Company (the “President”), as of the date hereof;

(iii) the Amended and Restated Limited Liability Company Agreement of the Company, dated November 6, 2014, by Danaher, as sole member (the “LLC Agreement”), as certified by the President as of the date hereof;

(iv) certain resolutions of Danaher as sole member of the Company adopted on October 12, 2014 relating to the filing of the Registration Statement, the issuance of the Newco Common Units, and certain related matters, as certified by the President as of the date hereof; and

(v) the global certificate evidencing the Newco Common Units.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. We have assumed that the LLC Agreement is the only limited liability company agreement, as defined under the Delaware Limited Liability Company Act (the “DLLCA”), of the Company. In rendering the opinion set forth below, we have assumed that, at the time of issuance and delivery of the Distribution Common Units, the global certificate evidencing the Distribution Common Units examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Newco Common Units and registered by such transfer agent and registrar. As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion as to the laws of any jurisdiction other than the DLLCA, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when the Distribution Common Units have been issued and delivered in accordance with the terms and conditions of the Merger Agreement, such Distribution Common Units will be duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA, and validly issued and fully paid, and, under the DLLCA, the holders of such Distribution Common Units will have no obligation to make further payments for the purchase of the Distribution Common Units or contributions to the Company solely by reason of their ownership of the Distribution Common Units, except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

3